Exhibit 5.1

190 EAST CAPITOL STREET, SUITE 800 (39201)
P.O. Box 427
JACKSON, MISSISSIPPI 39205-0427
601-949-4900
FAX 601-949-4804
www.joneswalker.com

May 5, 2014

Board of Directors

Hancock Holding Company

One Hancock Plaza

2510 14th Street

Gulfport, Mississippi 39501

Gentlemen:

We have acted as counsel for Hancock Holding Company, a Mississippi corporation in connection with the filing of its Form S-8 for the registration of 1,796,357 shares of Common Stock, par value $3.33 per share, of Hancock Holding Company under the Securities Act of 1933. The Registration Statement is being filed in connection with Hancock Holding Company’s offering of such shares pursuant to the Hancock Holding Company 2014 Long Term Incentive Plan (the “Plan”).

We have examined the Articles of Incorporation and the amendments thereto, Bylaws, Corporate Minutes and other corporate records and proceedings of Hancock Holding Company relating to its organization and present corporate status and such other corporate records and documents as we have deemed relevant for purposes of this opinion.

Based on the foregoing, it is our opinion that the shares of Common Stock, par value $3.33 per share, of Hancock Holding Company when issued pursuant to and in accordance with the terms and conditions of the Plan will be legally issued, fully paid and non assessable shares of Common Stock of Hancock Holding Company.

We hereby consent to the use of this opinion as an exhibit to Form S-8.

Sincerely,

/s/ Jones Walker LLP
JONES WALKER LLP